Exhibit 2.4

Schedule X

Schedule of Protected Parties1

The following are Protected Parties:

(a) All Debtors on Schedule I;

(b) All Reorganized Debtors;

(c) All FB Persons and OC Persons on Schedule VIII, including, without limitation, each of the Restructuring Affiliates;

(d) All Persons on Schedule VI;

(e) All Persons on Schedule IX;

(f) Without being named, all Related Persons of any of the entities in (a), (b) or (c) who are individuals that are alleged to be liable for any Asbestos Personal Injury Claim on account of or relating to any service as officers or directors, of or in connection with their or involvement in the management, ownership, operation or control of any of the entities in (a), (b) or (c);

(g) Without being named, all Related Persons of any of the entities in (a), (b) or (c) who served as employees, representatives, advisors, attorneys, agents and/or professionals of any such entities, and who are alleged to be liable for any Asbestos Personal Injury Claim on account of or relating to any actions or omissions while serving in the capacity as employees, representatives, advisors, attorneys, agents and/or professionals, and their successors or assigns;

(h) Any Person who becomes a successor or assign of any of the entities in (a),(b), or (c) on or after the Effective Date.

A Protected Party identified or described in subparagraphs (a), (b), (c), (f), (g) or (h) of this Schedule is a Protected Party only to the extent its alleged liability for an Asbestos Personal Injury Claim is derived from its relationship with OCD, Fibreboard, an OC Person, an FB Person or a Related Person of the foregoing. No such Person shall be a Protected Party by virtue of this Plan to the extent its asbestos liability is independent of and not derived from the foregoing relationships.

A Protected Party identified or described in subparagraphs (d) or (e) of this Schedule is a Protected Party only to the extent its alleged liability for an Asbestos Personal Injury Claim is derived from its relationship with OCD, Fibreboard, an OC Person, an FB Person or an affiliate of any of the Debtors as of the Petition Date or between the Petition Date and the Effective Date. No such Person shall be a Protected Party by virtue of this plan to the extent its asbestos liability is independent of and not derived from the foregoing relationships.

In addition to the foregoing, all insurance-related entities listed in Section 1.245 (vii) - (xiv) of the Plan or Schedule VII are Protected Parties to the extent of and in accord with the Provisions of Section 1.245 (vii) - (xiv) and Schedule VII.

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.